Exhibit 99.1

FOR IMMEDIATE RELEASE:

July 18, 2006

FOR MORE INFORMATION, CONTACT:

Thomas L. Hart

William Cornely

614-356-5000

Dominion Homes Receives Positive HUD Response

Dublin, OH – Earlier today, Dominion Homes Financial Services, LTD. (DHFS) received a letter from the U.S. Department of Housing and Urban Development (HUD) regional office regarding DHFS’ responses to the recent HUD review of the procedures used by DHFS in originating HUD/FHA insured mortgages.

In the letter, HUD accepted Dominion Homes Financial Services revised Quality Control Plan and closed that matter. In addition, HUD accepted the information supplied by DHFS with respect to all remaining open items, and indicated that they will be reviewing those items with the lenders that underwrote those mortgages. The letter goes on to state that “a further response by DHFS on these findings is not required.” DHFS had sent a detailed response to HUD on June 22nd.

“We are pleased with the results of our HUD audit,” said William G. Cornely, Chief Financial Officer of Dominion Homes, and President of DHFS. “Centennial Home Mortgage continues to offer our customers a full range of competitive mortgage services while we focus on what we do best: building high quality homes and providing exceptional service to our customers,” concluded Cornely. Centennial Home Mortgage is a joint venture between Dominion Homes and Wells Fargo Home Mortgage, one of the nation’s leading mortgage companies, which was formed in March of this year as a successor to DHFS.

Dominion Homes offers a variety of homes, which are differentiated by size, price, standard features and available options. The Company’s “The Best of Everything” philosophy focuses on providing its customers with premium products, quality and customer service. Additional information about the Company and its homes is available on its website (www.dominionhomes.com).

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, weather conditions, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition and other factors described in the Company’s Annual Report and Form 10-K for the year ended December 31, 2004. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

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